Exhibit 99.1

Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772

For Immediate Release

SEVCON REPORTS ANNUAL AND FOURTH QUARTER RESULTS

Southborough, Mass. December 5, 2011, - Sevcon, Inc. (Nasdaq: SEV) reported that revenues in fiscal 2011 were 24% higher than in 2010. Revenues increased 34% in the fourth fiscal quarter compared to the same period last year. Revenues have continued to increase this year as demand for the Company’s products has increased in both its traditional and new on-road electric vehicle sectors, driven by the Gen4 product range. Net income was $712,000, or $0.21 per diluted share, in fiscal 2011 compared to $866,000 or $0.26 per diluted share last year. Net income was $58,000, or $0.02 per diluted share, in the fourth fiscal quarter of 2011 compared to $561,000 or $0.17 per diluted share last year.

Fiscal year 2011 compared to fiscal year 2010

•	Revenue of $32.3 million was $6.2 million higher than last year; volumes shipped were 22% higher and foreign currency fluctuations increased reported revenue by a further 2%.

•	Operating expense of $10,676,000 was $1,378,000 higher than last year; foreign currency fluctuations increased reported operating expense by $244,000.

•	Excluding one-time items, operating income for the year was $623,000 compared to an operating loss of $178,000 last year, an improvement of $801,000.

•
Including a one-time gain of $447,000 arising from the sale of a surplus U.K. facility, the Company recorded operating income of $1,070,000 for the year. This compares to operating income of $329,000 in fiscal 2010 after reflecting a one-time gain of $507,000 arising from the decision to freeze the Company’s defined benefit pension plan for U.S. employees.

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The Company reported a provision for income taxes of $257,000; this compares to a benefit from income taxes of $360,000 in fiscal 2010 arising from research and development tax credits in the Company’s U.K. operations and the partial reversal of a deferred tax valuation allowance in the U.S.

Fourth quarter fiscal 2011 compared to fourth quarter fiscal 2010

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Revenues were $9,408,000 compared to $7,031,000, an increase of $2,377,000, or 34%. Foreign currency fluctuations increased sales by $248,000, or 4%, mainly due to a weaker U.S. Dollar against both the British Pound and the Euro. Shipment volumes were $2,129,000, or 30%, higher, despite continuing shortages of some key electrical components which remain in global short supply. The main reason for the increase in volumes shipped was greater demand from new customers and shipments into new applications. The Company’s traditional industrial markets continue to improve slowly.

•	Operating expense of $2,818,000 was $223,000 higher than last year; foreign currency fluctuations increased reported operating expense by $79,000.

•	The Company recorded operating income for the fourth quarter of $202,000 compared to $167,000 in the same quarter last year.

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The Company reported a provision for income taxes in the fourth quarter of $155,000, a $634,000 increase in the tax charge compared to the $479,000 recorded benefit from income taxes in the same quarter of fiscal 2010. The benefit from income taxes last year arose largely from U.K. research and development tax credits and the partial reversal of a deferred tax valuation allowance in the Company’s U.S. business.

Management Comments

“We concluded fiscal 2011 with a strong fourth quarter, highlighted by 34% year-over-year revenue growth,” said President and CEO Matt Boyle. “We executed successfully on our strategy to supplement growth in our traditional off-road electric vehicle markets by capitalizing on opportunities in the on-road electric vehicle sector, driven mainly by shipments of our Gen4 product range.”

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle’s power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon’s customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com

Fourth Quarter 2011 Financial Highlights

(in thousands of dollars except per share data)

	Three months ended		Twelve months ended

	(unaudited)

	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010

Net sales	$9,408	$7,031	$32,286	$26,053

Operating Income	202	167	1,070	329

Income before income taxes	213	82	969	506

Income taxes (provision) benefit	(155)	479	(257)	360

Net Income	$58	$561	$712	$866

Basic Income per share	$0.02	$0.17	$0.22	$0. 26

Diluted Income per share	$0.02	$0.17	$0.21	$0.26

Average shares outstanding	3,310	3,280	3,303	3,273

Summarized Balance Sheet Data

	(in thousands of dollars)

	September 30, 2011	September 30, 2010

Cash and cash equivalents	$1,797	$803
Receivables	5,952	5,277
Inventories	7,478	5,048
Prepaid expenses and other current assets	1,281	1,410
Total current assets	16,508	12,538
Long-term assets	6,439	7,346
Total assets	$22,947	$19,884

Current liabilities	$6,010	$5,432
Liability for pension benefits	7,634	8,203
Other long-term liabilities	1,813	153
Stockholders’ equity	7,490	6,096
Total liabilities and stockholders’ equity	$22,947	$19,884

Contact:
David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com